NEWS
For Immediate Release

GLOBALSTAR ANNOUNCES FIRST QUARTER RESULTS FOR 2011

Key Highlights:
•	Globalstar completed deployment of the six second-generation satellites launched in October 2010
•	Globalstar further established its innovative retail consumer market leadership position by introducing SPOT Connect™
•	Globalstar received conditional authority from the FCC to operate its second-generation satellites in the United States

Covington, LA. --  (May 5, 2011) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and consumers, today announced its operational and financial results for the three-month period ended March 31, 2011.

Major Company Highlights;

•
In March 2011, Globalstar began to ship the SPOT Connect satellite communicator for smartphones.  In January 2011, Globalstar’s SPOT LLC earned the Innovations Design and Engineering Award from the Consumer Electronics Association after unveiling SPOT Connect at this year’s Consumer Electronics Show in Las Vegas.  SPOT Connect provides one-way messaging connectivity using the Globalstar satellite network for sending GPS location-based messages from anywhere within its global coverage area including areas far beyond the range of cellular phone coverage.  By downloading the SPOT Connect app, SPOT Connect wirelessly synchs via Bluetooth with smartphone operating systems.  SPOT Satellite GPS Messenger™ features are then initiated using the SPOT Connect app on the smartphone device.

•
During the first quarter of 2011, Globalstar successfully completed deployment of the six second-generation satellites that were launched from the Baikonur Cosmodrome in Kazakhstan on October 19, 2010.  All six new satellites are now providing service availability and reliability improvements benefiting customers outside of North America who use the Company’s voice and duplex data services.  The Company expects to conduct three additional launches of six satellites each.  With each successful launch, customers who use Globalstar’s voice and duplex data services can expect a progressive improvement in reliability and performance.

•
On March 18, 2011, the Federal Communications Commission (FCC) granted Globalstar conditional authority to operate its second-generation satellites within the United States.  This authority will become effective once Globalstar completes registration of the constellation with France, which is expected to occur in the near future.  Once completed, Globalstar will activate its North American ground stations, thus improving coverage availability for Globalstar voice and duplex data customers in the United States, Canada, Northern Mexico, Puerto Rico and the surrounding regions.

Chief Executive Officer Peter Dalton stated, “With the introduction and delivery of our award-winning and revolutionary SPOT Connect, we continued to execute on our strategy to develop Globalstar’s lineup of innovative consumer solutions, designed to further expand the global marketplace for mobile satellite products and services.”

Total Revenue, Adjusted EBITDA Loss and Net Loss for the three-month period ended March 31, 2011 were $18.3 million, $2.5  million and $6.5 million respectively compared to $15.6 million, $1.8 million and $35.6 million for the same three-month period in 2010.   Revenue for the three-month period in 2011 includes $2.0 million of non-recurring revenue recognized as a result of the termination of the Company’s Open Range partnership. The decreased net loss was primarily due to a change in non-cash items including an increase in derivative gain/loss of approximately $31.4 million offset by an increase in depreciation, amortization and accretion expense of $4.7 million primarily related to the new second-generation satellites coming into service. Globalstar’s consolidated statements of operations and other financial and operating information, for the period ended March 31, 2011, appear later in this press release.

Post Quarter Update:

•
Today Globalstar announced it expects to conduct the second launch of six new second-generation satellites in July of 2011. The Company expects a total of 24 new second-generation satellites to be launched and integrated with the eight first-generation satellites that were launched in 2007.  Globalstar expects the deployment of the second-generation constellation to pave the way for the Company’s return to offering high quality, high revenue generating mobile satellite two-way voice and data services.

Conference Call Note
The earnings conference call scheduled for today, May 5, 2011 at 5:00 p.m. Eastern Time, will discuss the first-quarter results for 2011.

Details are as follows:
Earnings Call:	Dial: 866.788.0544 (US and Canada), 857.350.1682 (International) and participant pass code #72001862
Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 8:00 p.m. ET on May 5, 2011. Dial: 888.286.8010 (US and Canada), 617.801.6888 (International) and pass code #87260299

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT Satellite GPS Messenger and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.  All SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
(408) 933-4006
Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements such as, “The Company expects a total of 24 new second-generation satellites to be launched and integrated with the eight first-generation satellites that were launched in 2007 to form a 32-satellite constellation,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding the Company’s ability to develop and expand its business, its anticipated capital spending (including for future satellite procurements and launches), its ability to manage costs, its ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in its industry on the Company and its competitors, its anticipated future revenues, its anticipated financial resources, its expectations about the future operational performance of its satellites (including their projected operational lives), the expected strength of and growth prospects for the Company’s existing customers and the markets that it serve, commercial acceptance of its new Simplex products, including its SPOT satellite GPS messenger TM products, problems relating to the ground-based facilities operated by the Company or its independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Globalstar undertakes no obligation to update any such statements. Additional information on factors that could influence the Company’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010

Revenue:
Service revenue	$14,199	$12,454
Subscriber equipment sales	4,055	3,117
Total revenue	18,254	15,571
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	7,061	7,618
Cost of subscriber equipment sales	2,874	2,512
Reduction in the value of assets	285	—
Marketing, general, and administrative	10,183	8,212
Depreciation, amortization, and accretion	10,611	5,890
Total operating expenses	31,014	24,232
Operating loss	(12,760)	(8,661)
Other income (expense):
Interest income	9	182
Interest expense	(1,221)	(1,410)
Derivative gain (loss)	6,435	(24,962)
Other	1,179	(727)
Total other income (expense)	6,402	(26,917)
Loss before income taxes	(6,358)	(35,578)
Income tax expense	108	64
Net loss	$(6,466)	$(35,642)
Loss per common share:
Basic	$(0.02)	$(0.13)
Diluted	(0.02)	(0.13)
Weighted-average shares outstanding:
Basic	293,053	275,370
Diluted	293,053	275,370

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP TO ADJUSTED EBITDA
(Dollars in thousands)
(Unaudited)

	Three months ended
	March 31, 2011	March 31, 2010

Net Loss	$(6,466)	$(35,642)

Interest and Derivative Expense/(Income)	$(5,223)	$26,190
Income Tax Expense	108	64
Depreciation, Amortization and Accretion	10,611	5,890

EBITDA (1)	$(970)	$(3,498)

Reduction in value of equipment	$92	$2
Reduction in value of assets	285	-
Non-Cash Compensation	693	(1,739)
Research and Development	469	491
Severance	66	1,132
Other Loss/(Income)	(1,179)	727
Other One Time Non Recurring Items	(1,976)	1,131

Adjusted EBITDA (2)	$(2,520)	$(1,754)

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative gains/(losses).  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the Company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The Company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The Company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the Company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

(2)
Adjusted EBITDA is further adjusted to exclude non-cash compensation expense, asset impairment charges, foreign exchange gains/(losses), R&D costs associated with the development of new consumer products, and certain other one-time charges.  Management uses Adjusted EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Dollars in thousands, except ARPU)
(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010

	Service	Equipment	% of Total	Service	Equipment	% of Total
Revenue
Duplex	$5,109	$614	31%	$6,011	$478	42%
SPOT	4,167	1,644	32%	3,257	1,790	32%
Simplex	1,221	1,179	13%	1,046	899	13%
IGO	358	400	4%	216	88	2%
Other	3,344	218	20%	1,924	(138)	11%
	$14,199	$4,055	100%	$12,454	$3,117	100%

Average Subscribers
Duplex	95,483			98,078
SPOT	157,261			107,369
Simplex	131,903			114,709
IGO	50,891			64,262

ARPU (1)
Duplex	$17.83			$20.43
SPOT	$8.83			$10.11
Simplex	$3.09			$3.07
IGO	$2.34			$1.12

(1)  Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers